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Coulter Speech to Shareholders

September 24, 1998

                                  INTRODUCTION

     In the typical course of a shareholder meeting, this is the point at which the Chairman summarizes the corporation's performance and provides an overview
of operations.  But today's meeting is anything but typical.   This meeting was
called for the express purpose of deciding on a new, dramatic, and ambitious course for BankAmerica. We have put before the shareholders of our company the decision to merge with NationsBank, a decision to bring together what I believe are the two finest banking franchises in America into one pre-eminent industry leader. The preliminary returns through the mail and electronic voting have already demonstrated that the overwhelming majority of shareholders support this decision. Specifically, Madame Secretary, what are the exact figures?

     [[ Sorokin: Yes Mr. Chairman. The board's recommendation for ratification of the merger between BankAmerica Corporation and NationsBank Corporation has been approved with 501,760,000 votes in favor - or 97% of the votes cast.]]

     Thank you Madame Secretary. Having said that, I know that some people attending this meeting have questions they would like to raise about the merger. According to our rules, I will be happy to address those questions in full following my comments about the proposed decision to merge with NationsBank.

     Maximizing shareholder value has been our governing objective for BankAmerica. We have been very successful in that effort for the last ten years. Indeed, over the years 1996 and 1997 our total shareholder return was 136 percent - better than any of the country's largest banking companies. Obviously, 1998, due to the recent market events, is less favorable for BankAmerica and for the industry as a whole, and I'll talk about that in a bit.

     However, the relevant question is not so much about past performance, but rather, what is the prospect for the future?

                            WHY WE DECIDED TO MERGE

     With that basic question in mind, at the beginning of the year we assessed our long-term strategy for continuing our record of achievement. It started out as a pretty straightforward review, but soon began to highlight some important issues.

     We tallied up our strengths and weaknesses, took a hard look at our organization and our people, and evaluated our most serious competitors.

     We looked at a credit risk environment, at that point in time, that was about as favorable as it was ever going to get. We've certainly seen the accuracy of that conclusion recently.

     We saw that our organic revenue growth rates, that is, growth rates without making acquisitions, were getting lower, just as our investment needs for new technology and customer service improvements (i.e. expense increases) were getting higher.

     We recognized that the competitive landscape was only going to get more challenging, and that industry consolidation was only going to continue.

     Interestingly, shortly before we announced our merger with NationsBank, Citicorp announced its merger with Travelers. On the same day as our announcement Banc One and First Chicago announced their combination. And shortly after, Norwest and Wells Fargo announced their merger. Industry consolidation is a reality.

     Finally, we looked at what the future would hold for banks in general, and what trends will define the banking industry of the future. There are some things of concern to us. I spoke about those issues, at the annual shareholders meeting last May.

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                                  FOUR ISSUES

     I said then that the most successful institutions must have the size and strength to square off on the global stage. But perhaps just as important regarding size, is to avoid getting caught in the middle - in effect becoming neither a niche player, nor a global player. Second, successful banks must enhance their value to the payments system as it evolves. Banks have benefited greatly from dominating the paper payments system. There is no guarantee that we will dominate the electronics payments system. Third, in a world where technology will certainly play an increasing role, banks must be architects of technology and innovation, not just purchasers. And fourth, we need to understand the nature of relationships with individuals and companies, in order to be creative and customer-focused financial services providers, not just transaction-focused banking giants. Most of us want a relationship with our most important service providers. We believe the new company can be that kind of bank.

                                STAYING A LEADER

     With these issues in mind, or perhaps in spite of them, we were still determined to maintain our leadership position in the banking industry. This is the greatest assurance that we can give to you, our shareholders, that your decisions to invest in our company will continue to create value. And that is superior value, not average value. The choice before us became increasingly apparent as we did our analysis and discussed it: stay where we were, let the world change around us, and settle into a role as the sixth or seventh largest bank in the United States, (not necessarily a bad role). Or, we could chart our own future as one of the most influential and substantial companies in the world. We chose the latter.

                             A POWERFUL COMBINATION

     The merger with NationsBank puts us on that leadership track. It provides us an unmatched, and nearly un-matchable, platform from which to execute. There just aren't many other combinations that even in theory can achieve our position. First, we gain size, strength, and scope, to offer a broad and deep portfolio of products to an increasingly complex and competitive marketplace both at home and abroad. That, combined with both companies' current efforts to improve customer service, will help create a world class customer experience.

     Second, the combined company assumes a leadership position in the fastest growing domestic markets. That will help us maintain a solid and growing revenue stream.

     And third, the combined company will have the strength and resources to invest in our systems and our people. That will help us chart a course for the 21st century payments system, enhance our electronic product offerings, as well as help us develop creative and innovative approaches to employee training and retention.

     That gives you an overview of the context for our proposal to merge with NationsBank. But I'd also like you to see how we looked at this opportunity from the ground up - from the standpoint of the shareholder and what this merger means to you - because that is fundamentally how we approached this very important decision.

     To do that, I have asked Mike O'Neill, Chief Financial Officer, to briefly give you some financial perspectives that he shared with our senior management as we deliberated this past year.

                              MIKE O'NEILL REVIEW
     Thank you, Mr. Chairman.

     As you mentioned, our stock market performance for 1996 and 1997 led the banking sector. Having stated as our goal a doubling of shareholder value in four years, we nearly tripled it in three. The question then became, could we double value in the next four years, independent of a major acquisition or
merger?   As you pointed out, the credit, revenue, and technology environment, combined with the competitive challenges we faced, made it increasingly difficult to continue to achieve that level of performance.

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     Once we determined that our next step was to look at other avenues of growth, and what the stock market performance had been of those institutions that had either made high premium acquisitions or had entered into a merger of equals.

     [[SLIDE #1]] This slide describes the stock performance relative to the S&P bank index of selected large banks who merged. As you can see by the slide, generally speaking, those banking companies that had made acquisitions (represented by the green bars on the graph), and paid the high premiums required for those purchases, were lagging performers in relative terms to those companies that had not paid a high premium and merged as equals (represented by the red bars on the graph).

     Make no mistake, this slide would also have applied to us, had we contemplated a major high premium acquisition, or been on the receiving end of a successful offer where our shareholders received stock. Therefore, in keeping with maximizing shareholder value as our governing objective, a merger of equals was the case that made the most financial sense to us.

     [[ SLIDE #2 ]] Once we determined a merger of equals was the preferred economic route to go, we took a look at the list of potential partners. In order to even consider a merger of equals, the two entities must be of comparable size from a market capitalization standpoint.

     This slide shows the banking companies that we looked at as potential partners. And frankly, it was stretching it to include Banc One, as they didn't really have the necessary size. This slide also shows the price to earnings ratios for each of the banking companies. As you can see, BankAmerica had the highest price to earnings ratio of the group. That is a very critical point as you'll see in slides that we'll show you.

     As we narrowed the field of combinations, NationsBank quickly became our partner of choice. Right size, excellent geographic fit, a strong management team, common vision, were among the many reasons we felt a merger with NationsBank had great potential.

     [[ SLIDE #3 ]] We next compared our relative stock price performance to that of NationsBank over a period of several years. As you can see, over the last five years, one share of BankAmerica stock was worth on average 0.963 of one share of NationsBank stock. The agreed upon exchange ratio in this merger means that for every share a BankAmerica shareholder owns, he or she will get
1.1316 shares of NationsBank stock, a very high ratio from an historical perspective.

     Additionally, let me point out that typically, if a premium is paid, it can be paid only by the acquirer with the higher price to earnings ratio to avoid dilution. However, even for a company with a relatively high price-earnings ratio, an acquisition with a large premium can become quite dilutive to its shareholders.

     [[ SLIDE #4 ]] If you look at this transaction perspectively over a period of the next four years, including 1998, one can calculate that it is immediately and significantly accretive to the BankAmerica shareholder, assuming analysts' consensus earnings projections for the two firms are accurate.

     Beyond that, a significant additional impact on the BankAmerica shareholder is that the NationsBank dividend is higher than the BankAmerica dividend. Take a look at the last line on this slide. You will also see that the BankAmerica shareholder gets a 25% increase in the dividend payout, while the NationsBank shareholder dividend return stays the same.

     Finally, here's a quick recap of security analysts' reactions to this transaction. About half are in the very positive column, about half are in the positive column, one is neutral, and none are negative.

     Thank you, Mr. Chairman.

                               COULTER CONTINUES
     Thank you Mike.   As you can see, we had several options before us.  But
the most compelling was to seize the opportunity that best built upon our formidable strengths.

     Mike's contextual comments give me a good canvas upon which to now paint a picture of what this new bank can be. I would like to briefly address why I believe this merger is so positive for our customers, our employees, our communities, and

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you, our shareholders. I am confident that with careful and thoughtful analysis the benefits of this merger will become even more apparent.

     Since I became Chairman of BankAmerica, we've used a phrase to describe our aspirations for our company. You may have heard it or seen it in print. It states that we want BankAmerica to be the best place to bank, the best place to work, and the best place in which to invest. That is still my goal for the new BankAmerica.

A picture of the new company

     With shareholder approval of this merger, the new BankAmerica will be positioned squarely astride America's fastest growing markets here at home, and have a very competitive standing in some thirty-seven countries around the world. We will be a leader in virtually every aspect of banking -- from retail to commercial to wholesale, from ATMs to branches to computer banking. We will have 32 million customers world-wide, and a significant market presence in almost half of the United States. We will be the first bank to be truly coast-
to-coast, and global.   By market capitalization we will be #1 among banks
worldwide.

     To our customers that will mean more products and more services, more tailored to their needs. We will bring them a combined know-how that is unparalleled in the industry, whether they hold a checking account, or manage the money for a multinational corporation. We will have more relationships with large corporate clients, for example, than any other bank. More relationships with middle-market clients than any other bank. And, more relationships with
small business clients than any other bank.   This adds up to a tremendous
customer base and a huge incentive for us to provide absolutely superior service.

     To our employees, this merger can be a great opportunity. We can combine the best programs of both companies to create an excellent employee experience in the process. We are working to continue BankAmerica's Take Ownership! Employee stock option program in the new company. The NationsBank Education initiative program that allows employees to take two paid hours per week to participate in an education-related activity - mentoring at the local school, coaching a school soccer team, meeting with a child's teachers - that program will continue in the new company.

     Beyond that, working for one of the world's great companies will be a great recruitment and retention advantage. The higher the caliber of our employees, the higher quality service we can provide, which in turn can yield higher rates of customer satisfaction and customer retention. The new company will be able to provide exciting career opportunities across the country and the globe. We want to be the financial services employer of choice - once again, the best place to work.

     For our communities, this new company can truly deliver. It will continue a long tradition of building healthy communities. In May we announced a 10-year, $350 billion commitment to community development lending and investment for the new BankAmerica. It is by far the largest and most comprehensive program ever for community development lending by a United States banking company.

     Beyond that, our combined philanthropic program will be the largest of any U.S. financial services company, topping $100 million. And in many major communities already served by the current BankAmerica charitable effort, communities like San Francisco and Los Angeles, these commitments will only increase.

     Now, I know there are some who may say that by making this decision we are somehow leaving the people who have been traditionally served by this institution and the principles upon which the institution was originally founded. I have read letters from shareholders both in favor of and opposed to the merger that raise some of these very issues.

                              RESPONSE TO CONCERNS

     Before we go to the question and answer period and the voting process, I'd like to address a few of these issues. First, some comments I have read reflect the view that we are somehow "leaving San Francisco." That is simply not correct. We cannot possibly "leave San Francisco." It is true that the executive headquarters function will relocate to Charlotte, North Carolina, but the bank and all it represents for customers and the community will remain. As a matter of fact, not

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only will our Global, Corporate, and Investment Bank be headquartered in San
Francisco, but I should point out that for some time now both BankAmerica and NationsBank have located the headquarters operations of our business lines in multiple cities. For example, the headquarters of our corporate business group for the U.S. has actually been in Chicago for the past few years, and our insurance business has been in San Diego. Where we do business is the key. Our commitment to the communities in which we operate is absolute - that means lending, it means philanthropy, it means thousands of Californians on the payroll, and it means community leadership.

     Other comments reflect the view that the myriad of good deeds that our bank has been known for throughout its long history will be a thing of the past. That, too, is simply incorrect. We helped build this state, and we will continue to help build it. Our employees, our customers, our community are all one and the same. We depend upon the support of the community for our livelihood as a company. We have been an active community participant in the past, and we will continue to be in the future. That's just plain old-fashioned good business sense.

     Finally, some of the comments I've read talk about predictions of massive layoffs. Right off the bat, that's inaccurate as well. But let me give you some perspective. The combined company will have approximately 180,000 employees, or associates as we have decided to call our people. When we announced the merger in April we said we would have some reduction in our workforce. But remember, that will be across almost two dozen states and
thirty-eight countries.   Part of the reason that reduction is not larger is
because the only overlap in our retail branch system is in Texas and New Mexico. My point is not that there will be no job loss, but simply that given our current employment and a certain amount of natural attrition, the reduction will not be draconian.

     We've talked about 1996 and 1997, but I should also make some mention of what is currently taking place in the world markets. There is a great deal of turbulence, and our stock price has suffered along with that of many other financial institutions. But the point to keep in mind is that we are in a global economy -- not some of us, but all of us. The vast majority of our business clients have international sales, purchases, or operations. They either export, import, or produce overseas. We must be in a position to play on the global stage - knowledgeably, prudently, but without question, actively.

                                   CONCLUSION

     Now, in closing, let me just say that I understand the anxiety brought on by uncertainty and change. But I believe we will be able to position BankAmerica for long-term success. This is not about disappearing, it is about becoming. It is not about serving people less, it is serving more people
better.   It's not about turning away from our past - but it is about building
upon it for the future.   For almost a hundred years we have been helping
thousands of communities and customers build for their future. We were founded on that premise.

     My enthusiasm for this merger is rooted in the opportunity that the new BankAmerica can provide to literally millions of families, individuals, and companies, large and small.

     Finally, there's one last thing I want to say about the future of BankAmerica. We will remain committed to building shareholder value. We have a great franchise. These last few years we have combined that great franchise with disciplined financial management. That has created for the entire BankAmerica family a track record of profitable growth.

     Everything we do is undertaken with a single purpose: to ensure the success of our company over time. Let me repeat that - success of our company over time...success that can be enjoyed by millions of our customers, our associates, our communities, and by you, our shareholders.

     Thank you for your attention.

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